Exhibit 4.5
AMENDMENT TO THE
POST OAK BANCSHARES, INC. STOCK OPTION PLAN, AS AMENDED
This Amendment (this “Amendment”) to the Post Oak Bancshares, Inc. 2004 Stock Option Plan (the “Plan”) is made effective as of the 19th day of September 2018.
W I T N E S S E T H:
WHEREAS, Post Oak Bancshares, Inc. (the “Company”) currently maintains the Plan;
WHEREAS, the Company desires to provide its option holders with the ability to exercise the options under the Plan through a cashless process; and
WHEREAS, the Company, pursuant to Section 7 of the Plan, has the right to amend the Plan from time to time subject to certain limitations.
NOW, THEREFORE, the Plan is amended as follows, effective as of the date set forth above:
1.Section 6(d) of the Plan is amended in its entirety to read as follows:
(d) Procedure for Exercise. Options shall be exercised by the delivery of written notice to the Secretary of the Company setting forth the number of shares with respect to which the option is being exercised. Such notice shall be accompanied by (i) cash, cashier’s check, bank draft, or postal or express money order payable to the order of the Company, (ii) subject to the approval by the Committee, certificates representing shares of Common Stock theretofore owned by the Optionee duly endorsed for transfer to the Company, (iii) a combination of (i) and (ii); or (iv) if allowed under the terms of the option agreement, upon conditions established by the Committee, surrender of the options without payment of any other consideration, commission or remuneration (“Cashless Net Exercise”).
(A) In the event the options are exercised by Cashless Net Exercise, the number of shares of Common Stock that will be received upon such exercise shall equal (x) the number of shares of Common Stock as to which the options are being exercised, multiplied by (y) a fraction, the numerator of which is the fair market value per share of Common Stock (on such date as is determined by the Committee) less the exercise price, and the denominator of which is such fair market value per share of Common Stock, rounded down to the nearest whole number of shares (the “Cashless Net Exercise Formula”), and the Company shall pay the Optionee cash in an amount equal to the fair market value of any fractional shares.
(B) In the event the options are exercised by Cashless Net Exercise, such exercise will disqualify the options from being treated for tax purposes as “incentive stock options” under Section 422 of the Internal Revenue Code and such options shall be treated as Nonqualified Options. As a result, the exercise of the options by Cashless Net Exercise will (x) cause the Optionee to recognize a gain taxable as ordinary income for federal income tax purposes; and (y) be subject to applicable tax withholding requirements which may be satisfied as set forth in Section 10(b).
Notice may also be delivered by fax or telecopy provided that the exercise price of such shares is delivered to the Company via wire transfer on the same day the fax is received by the Company. The notice shall specify the address to which the certificates for such shares are to be mailed. An Optionee shall be deemed to be a shareholder with respect to shares covered by an option on the date the Company receives such written notice and such option payment. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Optionee certificates for the number of shares with respect to which such option has been so exercised, issued in the Optionee’s name or such other name as Optionee directs; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Optionee at the address specified pursuant to this Section 6(d).”
2.    Continuing Effect. All other terms, provisions, conditions, covenants, representations and warranties contained in the Plan are not modified by this Amendment and shall continue in full force and effect as originally written. As hereby modified and amended, all of the terms and provisions of the Plan are ratified and confirmed.
IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has executed this Amendment as of the date first above written.
POST OAK BANCSHARES, INC.

By: /s/ Roland L. Williams

Name: Roland L. Williams

Title: President